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                                                                    Exhibit 10.3

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 3rd day of May. 1999, by and between Del Mar Mortgage. Inc. A Nevada Corporation ("Employer"), and MIKE WHITEAKER ("Employee").


                              W I T N E S S E T H:

         WHEREAS, Employer and Employee deem it to be in their respective best interests to enter into an agreement providing for Employer's employment of Employee pursuant to the terms herein stated.

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

         1. Term of Employment. Employer hereby employs and Employee hereby accepts with employment with Employer for a term of three (3) years effective as Of May 10. 1999 ("Commencement Date"), and ending on May 9. 2002 (the 'Termination Date"), unless sooner terminated as provided herein.

         2. Duties of Employee. Employer agree to engage Employee, and Employee agrees to serve Employer, in the capacity of Compliance Officer, and shall do and perform all services, acts, or things necessary or advisable to accomplish the objectives and complete the tasks assigned to Employee by Employer's management, including, without limitation: (i) establishment of procedures for the proper processing by Del Mar of loans (originating both within and outside the State of Nevada), including, trust accounting, funding, title policy, and assignments, (ii) learning the regulations and administrative codes for all states in which Employer lends and establish procedures for lending in those states; and (iii) working directly with government officials regarding policy and audits.

         3. Devotion of Time to Employer's Business. Employee shall be a full-time employee of Employer and shall devote such substantial and sufficient amounts of this productive time, ability, and attention to the business of Employer during the term off this Agreement as may be necessary to accomplish the objectives and complete the task assigned to Employee. Employee acknowledges that Employee, in the course of fulfilling his duties hereunder, may be required to travel outside the State of Nevada. Employee acknowledges that Employer may require Employee to become licensed by the United States Securities and Exchange Commission; the Nevada Association of Securities Dealers, and/or such other entities as may be required for Employee to market securities to the public. Prior written consent of Employer shall be required 1>efore Employee undertakes any outside services of a business, commercial, or professional nature, whether for compensation or otherwise. Written consent shall not be required as to Employee's reasonable participation in educational and professional activities related to the maintenance of Employee's qualifications and stature in his profession.

         4. Uniqueness of Services. Employee acknowledges that the services to be performed by him under the terms of this Agreement are of a special and unique value.


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         Accordingly, the obligations of Employee under this Agreement are non-assignable.

         5. Compensation of Employee.

                  a. Annual Base Salary. Subject to other specific provisions in the Agreement, as compensation for service hereunder. Employee shall receive a salary at the rate of not less than Seventy Thousand and No/I 00 Dollars ($70,000.00) per annum ("Annual Base Salary").

                  b. Cash Bonus. Within forty-five (45) days of expiration of each Fiscal Quarter (as hereinafter defined), and provided Employee is still employed by Employer on the date of expiration of such Fiscal Quarter, Employer shall pay to Employee a bonus equal to the greater of. (i) the product obtained by multiplying the number of loans closed in such Fiscal Quarter by One Hundred Seventy Five and No/I 00 Dollars ($175.00); or (ii) Five Thousand and No/100 Dollars ($5,000.00). Within forty-five (45) days of the expiration of each Fiscal Year (as herein defined), and provided Employee is still employed by Employer on the date of expiration of such Fiscal Year, Employer shall pay to Employee a bonus calculated as follows: (i) if on the date of expiration of a Fiscal Year the then most current annual audit rating (as prepared by the State of Nevada, Department of Business and Industry, Financial Institutions Division ("FID")) for Employer shall be I, then the bonus amount for such Fiscal Year shall be Thirty-Five Thousand and No/100 Dollars ($35,000.00), (ii) if on the date of expiration of a Fiscal Year the then most current annual audit rating (as prepared by FID) for Employer shall be 2, then the bonus amount for such Fiscal Year shall be Twenty Thousand and No/100 Dollars ($20,000.00). (iii) if on the date of expiration of a Fiscal Year the then most current annual audit rating (as prepared by FID) for Employer shall be 3, then the bonus amount for such fiscal year shall be Ten Thousand and No/100 Dollars ($10,000.00). The term "Fiscal Quarter" shall mean, commencing on the Commencement Date, the first three (3) month period of the term of this Agreement, and each three (3) month period during the term of this Agreement thereafter. The term "Fiscal Year" shall mean, commencing on the Commencement Date, the first twelve (12) month period of the term of this Agreement, and each twelve
                  (12) month period during the term of this Agreement thereafter.

                  c. Employee Benefits. Employee shall receive health and dental insurance benefits, and 401K Plan coverage designated by Employer arid no less favorable than the coverage provided by Employer to its employees of same executive level (as determined by Employer in its reasonable discretion).

                  d. Stock Options. Management will make a reasonable attempt to give Employee the same option programs that will be available to other executives

                  e. Business Expenses. Employer will reimburse employee for reasonable business expenses incurred in performing Employee's duties and promoting the business of Employer.

                  f. Vacation. Employee shall be entitled to fifteen (15) work days (i.e., as a


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                  practical matter, three (3) weeks) per Fiscal Year as paid vacation days. All vacation schedules shall be subject to the reasonable approval of Employer.

                  g. Occasional Absence. Employee shall be entitled to five (5) work days (i.e., as practical matter, one (1) week) per Fiscal year as unpaid occasional absence days. All occasional absence schedules shall be subject to the reasonable approval of Employer.

                  h. Sick. Employee shall be entitled to ten (10) work days (i.e., as a practical matter, two (2) weeks) per Fiscal Year as paid sick days.

         6. Termination of Employment.

                  a. Termination for Cause. Employer shall have the right to terminate Employee's employment at any time for cause by giving Employee written notice of the effective date of termination. In the event of Employer's termination of Employee with cause. Employee shall not be entitled to any further payments, rights, or benefits, hereunder, except such as have accrued prior to the effectiveness of Employees termination. For purposes of this Agreement, "cause" shall mean:

                  (1) fraud, misappropriation, embezzlement, or any other action of material misconduct against Employer;

                  (2) substantial failure to render services in accordance with the provisions of the Agreement, provided that:

                           (i) a written demand for performance has been delivered to Employee by Employer at least ten (10) days prior to termination identifying the manner in which Employer believes that Employee has failed to perform, and

                           (ii) Employee has thereafter failed to remedy such failure to perform;

                  (3) material violation of any law, rule, or regulation of any governmental or regulatory body material to the business of Employer;

                  (4) conviction or a guilty plea or nolo contendere plea to a felony

                  (5) the loss, revocation, or suspension of any license or certification of Employee necessary for Employee to discharge his duties on behalf of Employer;

                  (6) repeated and persistent failure to abide by the policies established by the management of Employer;

                  (7) any acts of violence or threats of violence made by Employee against Employer or anyone associated with Employer's business; or



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                  (8)      drug dependency or habitual insobriety.

                  b. Termination without Cause. Employer shall have the right to terminate Employee's employment at any time without cause by giving Employee at least thirty (30) days prior written notice of the effective date of termination. In the event of termination of this Agreement without cause. Employer shall continue to pay Employee and Annual Base salary (in accordance with Section 5(a) hereof), for a period which is the lesser of (a) twelve (12) months or (b) the number of full months from the effective date of termination of Employee without cause to the Termination Date. Except for Employer's obligation to pay the Annual Base Salary in accordance with the foregoing, in the event of Employer's termination of Employee without Cause, Employee shall not be entitled to any further payments, rights, or benefits hereunder, except such as have accrued prior to the effectiveness of Employee's termination.

                  c. Termination by Employee. Employee may terminate Employee's employment hereunder, provided: (i) Employer commits a material breach of this Agreement; and (ii) Employer receives written notice thereof from Employee; and (iii) Employer fails to cure such default within thirty (30) days of receipt of such notice.

                  d. Death or Incapacity. This Agreement shall terminate automatically in the event that: (1) Employee fails or is unable to perform Employee's duties due to injury, illness or other incapacity for ninety (90) days in any twelve (12) month period; or (2) death of Employee. If this Agreement shall terminate in accordance with this
         Section 6(c), the obligation of Employer to make any payments whatsoever under this Agreement shall cease except that in the event this Agreement is terminated as a result of Employee's death. Employee's executors, administrators' or other legal representatives, shall within thirty (30) days of the date of Employees death, be paid any compensation pursuant to this Agreement which is accrued and unpaid as of the date of death of Employee (and to which Employee is otherwise entitled pursuant to the terms of this Agreement).

                  e. Mitigation. In the event of a termination of Employee's employment for any reason, Employee shall be required to seek other employment in order to mitigate any damages resulting from the breach of this Agreement.

                  7. Covenant of Confidentiality. All documents, records, files, manuals, forms, materials, supplies, computer programs, trade secrets, and other information which comes into Employee's possession from time to time during Employee's employment by Employer, and/or any of Employer's subsidiaries or affiliates, shall remain the sole and exclusive property of Employer. Employee acknowledges that all such confidential and propriety information is confidential and proprietary and not readily available to Employer's business competitors. On the effective date of the termination of the employment relationship or at such other date specified by Employer, Employee agrees that he will return to Employer all such confidential and propriety items (including, but not limited to, company badge and keys) in his control or possession, and all copies thereof,


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         and that he will not remove any such items from the offices of
         Employer.

                  8. Covenant of Non-Disclosure. Employee shall keep confidential and not disclose or otherwise make use of any of the confidential or proprietary information or trade secrets referred to in
         Section 7 nor the same to any third patty whomsoever, except as required by law.

                  9. Covenant of Non-Solicitation. During the term of this Agreement and for a period of five (5) years following the effective date of termination of the employment relationship. Employee, either on Employee's own account or for any person, film, company or other entity, shall not solicit, interfere with or induce, or attempt to induce, any employee of Employer, or any of its subsidiaries or affiliates to leave their employment or to breach their employment agreement, if any with Employer.

                  10. Covenant of Non-Disparagement, During the term of this Agreement and for a period of five (5) years following the effective date of the termination of the employment relationship. Employee shall not make any remarks disparaging the conduct or character of Employer or any of its subsidiaries or affiliates, their agents, employees, officers, directors, successors, or assigns.

                  11. Covenant of Cooperation. Employee agrees to cooperate with Employer in any litigation or administrative proceedings involving any matters with which Employee was involved during his employment by Employer. Employer shall reimburse Employee for reasonable expenses incurred in providing such assistance.

                  12. Covenant Against Competition. During the term of this Agreement and for a period of three (3) years following the effective date of the termination of the employment relationship. Employee shall not directly or indirectly engage in or become a partner, principal, investor, creditor or stockholder of any business, proprietorship, association, firm, corporation or any other business entity which is engaged or proposes to engage or hereafter engages in any business which competes with the business of Employer and/or any of its subsidiaries or affiliates in any geographic area in which Employer conducts business at the time of the termination of the employment relationship.

                  13. Remedies. Notwithstanding any other provision in this Agreement to the contrary. Employee acknowledges and agrees that if Employee commits a material breach of the Covenant of Confidentiality (Section 7), Covenant of Non-Disclosure (Section 8), Covenant of Non-Solicitation (Section 9), Covenant of Non Disparagement (Section
         10), Covenant of Cooperation (Section II), or the Covenant Against Competition (Section 12), Employer shall have the right to have the obligations of Employee specifically enforced by any court having jurisdiction on the grounds that any such breach will cause irreparable injury to Employer and money damages will not provide an adequate remedy. Such equitable remedies shall be in addition to any other remedies at law or equity,


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         all of which remedies shall be cumulative and not exclusive. Employee further acknowledges and agrees that the obligations contained in
         Section 7 through 12, of this Agreement are fair, do not unreasonably restrict Employee's future employment and business opportunities, and are commensurate with the compensation arrangement set out in this Agreement.

                  14. Survivability. Section 7 through 13, of this Agreement shall survive termination of the employment relationship and this Agreement.

                  15.    General Provisions.

                  a. Notices. Any notices to be given hereunder by either party to the other shall be in writing and may be effected by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Notices delivered personally shall be deemed communicated as of actual receipt. Mailed notices shall be deemed communicated as of two (2) days after mailing. Notice however sent, if received, shall be effective and deemed communicated no later than time of receipt.

                  b. Employer's address is:

                                    2901 El Camino, Suite 206
                                    Las Vegas, Nevada  89102


                  c. Employee's address is:

                                    4008 Tyler William Lane
                                    Las Vegas. Nevada 89130

Any such changes in the address for notice of either party shall be provided to the other party within ten (10) days of such change.

                  d. Arbitration. Other than disputes concerning Section 7 through 13 of this Agreement, any controversy between Employer and Employee involving the construction, application, enforceability or breach of any of the terms, provisions, or conditions of this Agreement, including without limitation claims for breach of contract, violation of public policy, breach implied covenant, intentional infliction of emotional distress or any other alleged claims which are not settled by mutual agreement of the parties, shall be submitted to final and binding arbitration in accordance with the roles of the American Arbitration Association. The cost of arbitration shall be borne by the losing party. In consideration of each party's agreement to submit to arbitration all disputes that arise under this Agreement (except disputes involving Sections 7 through 13), each party agrees that the arbitration provisions of this Agreement shall constitute his/her/its exclusive remedy and each party expressly waives the right to pursue redress of any kind in any other forum. The parties farther agree that the arbitrator acting hereunder shall not be empowered to add to, subtract from, delete or in any other way modify the terms of this Agreement.



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                  e. Attorneys' Fees and Costs. If any action in law, equity, arbitration or otherwise is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which he/she/it may be entitled. The term "prevailing party" means the party obtaining substantially the relief sought, whether by compromise, settlement, award or judgement.

                  f. Authorization. Employer and Employee each represent and warrant to the other that he/she/it has the authority, power and right to deliver, execute and fully perform the terms of this Agreement

                  g. Entire Agreement. Employee understands and acknowledges that this documents constitutes the entire agreement between Employee and Employer with regard to Employee's employment by Employer and Employee's post-employment activities concerning Employer. This Agreement supersedes any and all other written and oral agreements between the parties with respect to the subject matter hereof. Any and all prior agreements, promises, negotiations, or representations' either written or oral, relation to the subject matter of this Agreement not expressly act forth in this Agreement are of no force and effect. This Agreement may altered, amended, or modified only in writing signed by all of the parties hereto. Any oral representations or modifications concerning this instrument shall be of no force and effect.

                  h. Severabilitv. If any term, provision, covenant, or condition of this Agreement is held by a court or other tribunal of competent jurisdiction to be invalid, void, or unenforceable, the remainder of such provisions and all of the remaining provisions hereof shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired, or invalidated as a result of such decision.

                  i. Governing Law. Except to the extent that federal law may preempt Nevada law, this Agreement and the rights and obligations hereunder shall be governed, construed and enforced in accordance with the laws of the State of Nevada.

                  j. Taxes. All compensation payable hereunder is gross and shall be subject to such withholding taxes and other taxes as may be provided by law. Employee shall be responsible for the payment of all taxes attributable to the compensation provided by this Agreement except for those taxes required by law to be paid or withheld by Employer.

                  k. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Employer. Employee may not sell, transfer, assign, or pledge any of his rights or interests pursuant to this Agreement.

                  l. Waiver. Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any


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                  such provision or provisions, or prevent that party thereafter from enforcing such provision or provisions and each and every other provision of this Agreement.

                  M. Captions. Titles and headings to sections in this Agreement arc for the purpose contained therein.




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         IN WITNESS WHEREOF, the parties hereto have read, understood, and voluntarily executed this Agreement as of the day and year first above written.

EMPLOYEE                                             EMPLOYER



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MIKE WHITEAKER                                       CEO



Date:                                                Date:
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